Exhibit 21.1

LIST OF SUBSIDIARIES

The following entities will be subsidiaries of OTG EXP, Inc. at the time of this offering:

Subsidiary	Ownership Percentage	Jurisdiction of Incorporation or Organization
LaGuardia USA, LLC	100%	New York
OTG JFK T5 Venture, LLC	100%	Delaware
OTG Management, LLC	100%	Delaware
OTG Management EWR, LLC	100%	Delaware
OTG Management JFK, LLC	100%	New York
OTG Management Midwest, LLC	100%	Delaware
OTG Management PHL, LLC Series A	100%	Delaware
OTG Management PHL, LLC Series B	90%	Delaware
OTG Management YYZ, LLC	100%	Delaware